Exhibit 99.1

Spero Therapeutics Announces Second Quarter 2024 Operating Results

and Provides a Business Update

•	Enrollment concluded in the Phase 2a proof-of-concept clinical trial evaluating SPR720 in nontuberculous mycobacterial pulmonary disease (NTM-PD); preliminary data expected in 4Q 2024

•	New SPR720 in-vitro resistance data to be presented at IDWeek 2024 conference in October

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Company announces departure of Chief Medical Officer Kamal Hamed, MD, MPH, MBA; Appoints Board member and Chair of Development Committee John C. Pottage, Jr., M.D., as Special Advisor to oversee medical function; search ongoing for a new CMO

•	Cash balance of $63.5 million as of June 30, 2024; reiterate expected cash runway into late 2025

•	Conference call and webcast at 4:30pm ET today

CAMBRIDGE, Mass., August 5, 2024 — Spero Therapeutics, Inc. (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company, focused on identifying and developing novel treatments for rare diseases and multi-drug resistant (MDR) bacterial infections, today announced financial results for the second quarter ended June 30, 2024, and provided a business update.

“Spero’s pipeline of both wholly-owned and partnered clinical-stage programs continues to advance as planned this year,” said Sath Shukla, President and Chief Executive Officer of Spero. “We recently concluded enrollment in the Phase 2a trial of SPR720 in treatment-naive and treatment-experienced non-refractory NTM-PD patients, and we anticipate reporting data in the fourth quarter of 2024. In addition, we remain on track with enrollment in the ongoing global Phase 3 PIVOT-PO clinical trial with tebipenem HBr. We are hopeful that both SPR720, with the potential to be the first approved oral agent in NTM-PD, and Tebipenem, with the potential to be the first oral carbapenem for complicated urinary tract infection (cUTI) and acute pyelonephritis (AP), could become meaningfully differentiated treatment options for patients and expand treatment choice for providers.”

Pipeline Update

SPR720

SPR720 is an investigational novel, oral, first-line treatment for NTM-PD.

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Enrollment has concluded, with 25 patients enrolled in the Phase 2a proof-of-concept clinical trial evaluating SPR720 in NTM-PD. The last patient received the first dose in July 2024. Preliminary data on SPR720’s early bactericidal activity, as assessed by the change in NTM bacterial load over the treatment course of 56 days, are expected in 4Q 2024. The rate of change in log10 Colony Forming Units per milliliter (CFU/mL), which is the trial’s primary endpoint, is being measured, along with the rate of change in Time to Positivity, which is a key secondary endpoint. The double-blinded, placebo-controlled, trial enrolled treatment-naïve and treatment-experienced patients with non-refractory NTM-PD due to Mycobacterium avium complex in 3 treatment groups (placebo, SPR720 500 mg and SPR720 1000 mg dosed QD). Additional secondary endpoints include assessments of pharmacokinetics and safety and tolerability. For more information on the trial, see ClinicalTrials.gov identifier NCT05496374.

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Dosing completed in two Phase 1 clinical studies evaluating SPR720 in healthy volunteers: 1) a bronchoalveolar lavage (BAL) study assessing intrapulmonary PK (epithelial lung fluid and alveolar macrophage) of SPR719, the active moiety of the prodrug SPR720 (NCT05955586), and 2) a study evaluating changes in plasma PK when SPR720 is co-administered with azithromycin and ethambutol (NCT05966688). Topline results from both studies are also expected to be disclosed in 4Q of 2024.

Upcoming Presentation

•	Data from in vitro evaluation of the development of microbial resistance against SPR720 have been accepted for presentation at IDWeek, taking place October 16 to 19, 2024 in Los Angeles, CA.

Tebipenem HBr

Tebipenem HBr is an investigational oral carbapenem antibiotic being developed for the treatment of cUTI including acute pyelonephritis (AP) to help patients avoid hospitalizations or reduce duration of in-patient therapy. Spero granted GSK an exclusive license to commercialize tebipenem HBr in all territories, except certain Asian territories.

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Enrollment on track in PIVOT-PO, the global Phase 3 clinical trial of tebipenem HBr in patients with cUTI. This randomized, double-blinded trial compares oral tebipenem HBr with intravenous imipenem cilastatin, in hospitalized adult patients with cUTI/AP. The primary endpoint is overall response (a combination of clinical cure and favorable microbiological response) at the Test-of-Cure (TOC) visit. Target enrollment for the trial is approximately 2,648 patients, with enrollment completion expected in the second half of 2025. For more information on PIVOT-PO, refer to ClinicalTrials.gov ID NCT06059846.

SPR206

SPR206 is an investigational, intravenously administered next-generation polymyxin that has shown antibiotic activity against MDR Gram-negative pathogens, including carbapenem-resistant Enterobacterales, Acinetobacter baumannii and Pseudomonas aeruginosa in preclinical studies.

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The U.S. Food and Drug Administration (FDA) cleared the Company’s IND for a Phase 2 trial in participants with hospital-acquired or ventilator-associated bacterial pneumonia (HABP/VABP). The Company maintains its guidance to initiate the trial, contingent on availability of non-dilutive funding.

Corporate Update

•	Kamal Hamed, MD, MPH, MBA, Chief Medical Officer, is departing the Company, effective August 29, 2024.

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John C. Pottage, Jr., M.D., a member of Spero’s Board of Directors since August 2018, with over 20 years of experience advancing therapeutics for infectious diseases, has been appointed Special Advisor to oversee the Company’s medical function, effective immediately, and will assume responsibility for oversight of Spero’s pipeline programs, including the ongoing clinical studies for SPR720 and Tebipenem HBr. Dr. Pottage has served as Senior Vice President and Chief Scientific and Medical Officer of ViiV Healthcare, where he oversaw research and development, regulatory, safety and medical affairs. Prior to that, Dr. Pottage served as Senior Vice President and Head of the Infectious Disease Medicine Development Center at GSK (formerly GlaxoSmithKline), and prior to that, as Vice President of Global Clinical Development of Antivirals at GSK. Earlier in his career he held senior clinical development roles at Achillion Pharmaceuticals and Vertex Pharmaceuticals, as well as various academic/ clinical positions at Rush University Medical Center. In connection with this appointment, Dr. Pottage has stepped aside from the Company’s audit committee, as he will not meet the independence requirements for service on the audit committee while serving as a Special Advisor to the Company.

Mr. Shukla added, “We wish to thank Kamal for his significant contribution to the development and advancement of Spero’s three clinical programs over the last two years. At the same time, we are pleased that our clinical programs will be under the extremely capable oversight of Dr. Pottage while we continue our ongoing search for a new Chief Medical Officer.”

Second quarter 2024 Financial Results

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Spero reported a net loss of $17.9 million, or ($0.33) per share of common stock, basic and diluted, for the second quarter ended June 30, 2024, compared with a net loss of $11.9 million, or ($0.23) per share of common stock, basic and diluted, for the second quarter ending June 30, 2023.

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Total revenue for the second quarter of 2024 was $10.2 million, compared with total revenue of $2.7 million for the second quarter of 2023. The revenue increase for the second quarter of 2024 was primarily due to an increase in collaboration revenue related to our agreement with GSK for tebipenem HBr and an increase in grant revenue related to our BARDA contract for tebipenem HBr, partially offset by a decrease under our NIAID agreement relating to SPR206 and collaboration revenue related to our agreement with Pfizer for SPR206.

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Research and development expenses for the second quarter of 2024 were $23.7 million, compared to $9.5 million of research and development expenses for the same period in 2023. The increase in research and development expenses year-over-year was primarily due to higher direct costs related to the pivotal Phase 3 trial for tebipenem HBr and the Phase 2a clinical trial for SPR720, partially offset by lower direct expenses related to SPR206 and lower R&D personnel-related costs.

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General and administrative (G&A) expenses for the second quarter of 2024 were $5.5 million, compared to $6.1 million of general and administrative expenses for the same period in 2023. This year-over-year decrease was primarily due to a decrease in G&A personnel-related costs, partially offset by increases in professional and consulting fees and facility-related expenses.

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As of June 30, 2024, Spero had cash and cash equivalents of $63.5 million. Based on its current operating plans, Spero expects that its cash and cash equivalents, together with other non-dilutive funding commitments, will be sufficient to fund its operating expenses and capital expenditure requirements into late 2025.

For further details on Spero’s financials, refer to Spero’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (SEC) today.

Conference Call and Live Webcast

Spero will host a conference call and live audio webcast today at 4:30 p.m. to report its second quarter 2024 financial results and provide an update on its business and pipeline. To access the call, please dial 1-877-269-7751 (domestic) or 1-201-389-0908 (international) and refer to conference ID 13747505, or click on this link and request a return call. The audio webcast can be accessed live on this link and also on the “Investor Relations” page of the Spero Corporate Website at https://sperotherapeutics.com. The archived webcast will also be available on Spero’s website for 30 days following the call.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a multi-asset clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and MDR bacterial infections with high unmet need. For more information, visit www.sperotherapeutics.com

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

Department of Defense

Select SPR206 studies have been supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH 19 1 0295. Opinions, interpretations, conclusions, and recommendations are those of the author and are not necessarily endorsed by the Department of Defense.

National Institute of Allergy and Infectious Disease

Select SPR206 studies have been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N93021C00022.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the timing, progress and results of Spero’s preclinical studies, clinical trials and research and development programs; the potential benefits of any of Spero’s current or future product candidates in treating patients; and Spero’s strategy, goals and anticipated financial performance, milestones, business plans and focus. In some cases, forward-looking statements may be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar expressions. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual results to differ materially from those indicated by such forward looking statements, including whether tebipenem HBr, SPR720 and SPR206 will advance through the clinical trial process on a timely basis, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; Spero’s need for additional funding; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; Spero’s leadership transitions; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Spero explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations Contact:

Shai Biran, PhD

Spero Therapeutics

IR@Sperotherapeutics.com

Media Inquiries:

media@sperotherapeutics.com

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	June 30,	December 31,
	2024	2023
Cash, cash equivalents and marketable securities	$63,527	$76,333
Other assets	86,354	106,057

Total assets	$149,881	$182,390

Total liabilities	69,381	75,496
Total stockholder’s equity	80,500	106,894

Total liabilities and stockholders’ equity	$149,881	$182,390

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Grant revenue	$4,180	$1,928	$9,243	$3,258
Collaboration revenue—related party	5,903	519	9,967	1,036
Collaboration revenue	114	269	254	492

Total revenues	10,197	2,716	19,464	4,786
Operating expenses:
Research and development	23,725	9,510	41,057	18,489
General and administrative	5,533	6,096	11,450	13,413

Total operating expenses	29,258	15,606	52,507	31,902

Loss from operations	(19,061)	(12,890)	(33,043)	(27,116)
Other income (expense)	1,199	976	2,512	1,936

Net loss	$(17,862)	$(11,914)	$(30,531)	$(25,180)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.33)	$(0.23)	$(0.57)	$(0.48)
Weighted average shares outstanding, basic and diluted:	53,957,766	52,571,813	53,740,901	52,549,538